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                            ICN Pharmaceuticals, Inc.
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                (Name of Registrant as Specified in Its Charter)
                   ICN Committee to Maximize Shareholder Value
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

                                  Press Release
                                  -------------


                       ICN Shouldn't Be "On The Sidelines"
                       -----------------------------------


         May 3, 2001. On behalf of the ICN Committee to Maximize Shareholder Value, Eric Knight, Managing Director of SSP-Special Situations Partners, Inc., commented on this week's revelation by Milan Panic, Chairman of ICN Pharmaceuticals, Inc. (NYSE: ICN), that ICN is now waiting "on the sidelines" until the markets recover.

         Mr. Knight said, "After a year of promises, we find Mr. Panic and his board all too willing to hide behind the market and embrace the status quo. We suspect, despite their protestations to the contrary, that they do not intend to deliver on the restructuring they committed to in October."

         "It's our position that, if market conditions preclude the long-promised public offerings, ICN can and should move forward - seek any necessary tax rulings and debtholder consents - and distribute 100% of Ribapharm to ICN stockholders as soon as possible."

         "Our three director nominees - who are totally independent of Mr. Panic and who own over $6 million of ICN shares - are committed to taking the measures needed to execute the restructuring as announced in October without unnecessary delay."

         "ICN shareholders have a choice: continue to believe in Mr. Panic's oft-repeated promises or vote for action to unlock ICN's value."

Enquiries:

Eric Knight
SSP-Special Situations Partners Inc.
Tel. + (377) 93 10 61 40

In connection with its solicitation of proxies with respect to ICN Pharmaceuticals' 2001 Annual Meeting, the ICN Committee to Maximize Shareholder Value (the "Committee") has filed a proxy statement with the Securities and Exchange Commission (the "SEC") and is furnishing the proxy statement on or about May 3, 2001 to security holders of ICN Pharmaceuticals, which security holders are advised to read as it will contain important information. Security holders may obtain a free copy of such proxy statement and any other relevant documents filed with the SEC, from the website of the SEC at www.sec.gov. Copies of any proxy soliciting materials filed by the Committee with the SEC may also be obtained for free from SSP's website at www.ssp-specialsituationspartners.com.

The Committee, SSP - Special Situations Partners Inc., Providence Capital, Inc., Edward A. Burkhardt, General Ronald R. Fogleman, Steven J. Lee, Richard E. Lazarow and John J. Hill will be (and certain of the executive officers and directors of SSP and Providence may be) participants in the solicitation by the Committee of proxies with respect to ICN Pharmaceuticals' 2001 Annual Meeting. None of such persons has any direct or indirect interests in the matters to be acted upon at the 2001 Annual Meeting other than as a stockholder or a nominee for election as a director of ICN Pharmaceuticals. Further information concerning the participants and their direct or indirect interests can be found in the definitive proxy statement filed with the SEC by the Committee on May 2, 2001.